Exhibit 4.4

DEMAND CONVERTIBLE pROMISSORY NOTE

$130,920	San Francisco, CA
January 1, 2014

FOR VALUE RECEIVED, SOS Hydration, Inc., a California corporation (the “Borrower”), hereby irrevocably and unconditionally promises to pay to the order of James Mayo (together with any successors or assigns, the “Lender”), on demand (the “Maturity Date”), at the office of the Lender or as instructed by the Lender in writing, the principal sum of $130,920.00, together with accrued interest on the unpaid balance, (the “Note”).

Commencing on the date hereof, interest shall accrue on the unpaid principal balance outstanding from time to time at a fixed rate per annum equal to 2%. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

The Borrower shall pay the entire principal balance outstanding under this Note, all accrued interest, and any other amounts due under this Note, on the Maturity Date, without notice, demand, presentment or presentation for payment. If the Maturity Date is not a business day, then payment shall be due on the next business day.

Payments; Prepayments. All payments hereunder shall be made by the Borrower to the Lender in United States currency at the Lender’s principal business address (or at such other address as the Lender may specify), in immediately available funds, on or before 5:00 p.m. (Pacific time) on the Maturity Date. Payments received by Lender will be applied first to fees, expenses and other amounts due hereunder (excluding principal and interest); second, to accrued interest; and third to outstanding principal. The Borrower may pay all or any portion of the amount owed earlier than is due without premium or penalty.

Remedies. Failure to pay the full amount due on the Maturity Date shall constitute an “Event of Default” hereunder. Upon an Event of Default, or at any time thereafter so long as an Event of Default is continuing, all indebtedness shall become immediately due and payable without notice or demand, and the Lender shall then have all rights and remedies provided at law or in equity. All rights and remedies of the Lender are cumulative and are not exclusive of any rights or remedies provided by laws or any other agreement, and may be exercised separately or concurrently.

Waiver; Amendment. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. No waiver of any right under this Note shall be effective unless in writing and signed by the Lender nor shall a waiver on one occasion be construed as a waiver of any such right on any future occasion. Nor shall any amendment be effective unless in writing and signed by both parties. Without limiting the generality of the foregoing, the acceptance by the Lender of any late payment shall not be deemed to be a waiver of the Event of Default arising as a consequence thereof. Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extensions or postponements of the time of payment or any and all other indulgences under this Note, or to any and all additions or releases of any other parties or persons primarily or secondarily liable under this Note, which from time to time be granted by the Lender in connection herewith regardless of the number or period of any extensions.

Conversion of Note. At any time, upon the issuance of a written demand for conversion from Lender (the “Demand Notice”), Lender may, at its sole option, elect to convert all or any portion of the outstanding principal amount and accrued interest as of such date into shares of Borrower’s Common Stock (the “Common Stock”) at a price equal to $0.10 per share. The Demand Notice shall state the date of the conversion (the “Conversion Date”). The number of shares of Common Stock (calculated to the nearest whole share rounding up on an as-converted preferred-equivalent basis) (the "Conversion Amount") to which Lender shall be entitled to receive upon such conversion of all or any portion of the outstanding principal amount and accrued interest shall be equal to the outstanding amount that Lender specifies in the Demand Notice divided by $.10 (the "Conversion Price"). Should the Company, at any time after the date hereof, subdivide or combine the outstanding Common Stock or issue a stock dividend with respect to the Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately adjusted, in each case effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

No later than fifteen (15) business days after the Conversion Date, in consideration for the conversion of all or any portion of the outstanding principal amount and accrued interest, the Borrower shall deliver to the Lender the preferred stock certificate. Lender represents that Lender is an accredited investor as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

On the Conversion Date, the Lender shall deliver the Note to the Borrower for cancellation. Should the Lender convert less than the principal amount and accrued interest, the Borrower will re-issue to the Lender a new note for the remainder of the Principal Amount.

Upon any conversion, Borrower will take all corporate action as may be necessary to authorize (or increase its authorized but unissued) shares of Common Stock to such number of shares as shall be sufficient to effect the conversion of this Note

Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of California.

Expenses. The Borrower shall be responsible for all costs and expenses in connection with the reasonable fees and out-of-pocket expenses of counsel for the Lender in enforcing the provisions of this Note or collecting payments due hereunder.

Waiver Of Jury Trial. The Borrower, and the Lender by acceptance of this Note, hereby waives trial by jury in any litigation with respect to, in connection with, or arising out of: (a) this Note; (b) the validity, interpretation, collection or enforcement thereof; or (c) any other claim or dispute however arising between the Borrower and the Lender.

Severability; Authorization to Complete; Paragraph Headings. If any provision of this Note shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Note and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Paragraph headings are for the convenience of reference only and are not a part of this Note and shall not affect its interpretation.

Assignments. Neither this Note nor the proceeds hereof shall be assignable by the Borrower without the Lender’s prior written consent, and any attempted assignment without the Lender’s prior written consent shall create a default under this Note. This Note and any other Loan Document may be assigned, in whole or in part, by the Lender and its successors or assigns.
BORROWER:

SOS HYDRATION, INC.
/s/James Mayo
James Mayo
Chief Executive Officer